UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_____________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 23, 2025
___________

SERVICENOW, INC.
(Exact name of registrant as specified in its charter)

___________

Delaware	001-35580	20-2056195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
2225 Lawson Lane
Santa Clara, California 95054
(Address of principal executive offices and Zip Code)
(408) 501-8550
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.001 per share	NOW	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2025, ServiceNow, Inc. (“ServiceNow” or the “Company”) entered into an amendment to the previously filed employment agreement with William R. McDermott, Chairman and Chief Executive Officer (“CEO”) of the Company. The amendment, to become effective January 1, 2026, sets forth the agreement between the Company and Mr. McDermott that he will remain in service to the Company through at least December 31, 2030, during which time he will serve in the role of CEO, co-CEO, Executive Chairman or Non-Executive Chairman, at the discretion of the Company’s Board of Directors (the “Board”) and with the mutual understanding of Mr. McDermott and the Board. The amendment further provides that in Mr. McDermott’s role as CEO or co-CEO, his total compensation will be commensurate with the performance of the Company against its compensation peer group and, should he move into the role of Executive Chairman, his compensation will be commensurate with the level of responsibilities he is performing in the role.

In addition, the Company amended its Executive Severance Policy (the “Policy”), to become effective January 1, 2026, to update certain severance payments and benefits the CEO may become eligible to receive upon a Qualifying Termination (as defined in the Policy).

The Policy provides that the CEO is entitled to the following benefits upon a Qualifying Termination within three months before or 12 months following a Change in Control: (i) a lump sum equal to 2 times the sum of the CEO’s then-current annual base salary, plus the CEO’s Target Bonus for the then-current fiscal year, with the Target Bonus amount becoming payable when such bonus would otherwise have been paid absent the Qualifying Termination, but in all events no later than March 15th of the year following the then-current fiscal year; (ii) an additional lump sum equal to the cost of COBRA medical, vision and dental benefits coverage for a period of 24 months; (iii) immediate vesting of 100% of then-unvested RSUs; and (iv) immediate vesting of 100% of then-unvested PRSUs, based on actual performance.

If the CEO incurs a Qualifying Termination not in connection with a Change in Control, the Policy provides for the following benefits: (i) cash severance equal to the CEO’s then-current annual base salary, payable in a lump sum; (ii) the CEO’s Actual Bonus for the then-current fiscal year, payable when such bonus would otherwise have been paid absent the Qualifying Termination, but in all events no later than March 15th of the year following the then-current fiscal year; (iii) an additional lump sum equal to the cost of COBRA medical, vision and dental benefits coverage for a period of 12 months; (iv) immediate vesting of the number of then-unvested RSUs that would have vested during the 18-month period following the CEO’s termination date had the CEO remained employed with the Company through such period; and (v) immediate pro-rata vesting based on actual performance of then-unvested PRSUs, in addition to the number of such PRSUs that would have vested during the 18-month period following the CEO’s termination date based on actual performance.

Further, the Policy provides that if the CEO retires and does not take a full-time operating role for another company, for equity awards made after he has turned 65, he will be entitled to receive (i) pro-rata vesting of the then-unvested shares subject to solely time-based vesting RSUs granted at least one year prior to his retirement, which will be settled in installments following termination upon retirement in accordance with the vesting schedule set forth in the applicable award agreement and (ii) the then-unvested PRSUs granted at least one year prior to his retirement, which will vest at the end of the applicable performance period in accordance with their terms based upon actual achievement of the applicable performance objectives and subject to the Company’s certification of performance metric attainment

Additionally, a CEO who incurs a termination of employment upon death is entitled under the Policy to immediate vesting of 100% of then-unvested RSUs and immediate vesting of then-unvested PRSUs at the target level of performance.

Finally, the Policy provides that a CEO who incurs a termination of employment for Disability (as defined in the Policy) is entitled to continued vesting of RSUs and PRSUs based on actual level of performance.

The foregoing description of the employment agreement amendment and the Policy is only a summary and is qualified in its entirety by reference to the full text of the employment agreement amendment and the Policy, copies of which are filed as exhibits hereto and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.
	10.1	Amendment No. 3 to Employment Agreement between the Registrant and William R. McDermott
	10.2	ServiceNow, Inc. Executive Severance Policy, as amended
	104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVICENOW, INC.

	By:	/s/ Russell S. Elmer
Russell S. Elmer General Counsel

Date: December 23, 2025